Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Lynne Franklin
Senior Vice President, Chief Financial Officer,	Wordsmith
Chief Information Officer and Corporate Secretary	847-729-5716
847-718-8020

FOR IMMEDIATE RELEASE

Thursday, May 14, 2009

Material Sciences Announces Fourth Quarter, Fiscal 2009 Results

•	Sales for Quarter and Year Decreased Primarily due to Difficult North American Automotive and Housing Markets

•	Restructuring Plans on Track to Save More than $7.6 Million Annually

•	Several Noncash Charges Increased Net Loss for Both Periods

•	Strong Cash Position with No Long-term Debt

ELK GROVE VILLAGE, IL, May 14, 2009—Material Sciences Corporation (OTCBB: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the fourth quarter and fiscal year ended February 28, 2009.

Net sales for fiscal 2009 were $187.0 million compared with $235.0 million for the prior year, down 20.4 percent. The net loss for the latest year was $33.1 million, equal to $2.41 per diluted common share, versus a loss of $6.5 million, equal to $0.45 per diluted common share, a year ago.

Fiscal 2009: Disappointing Performance but Progress Made on Reducing Costs

“In the second half of our fiscal year, we were hit by unprecedented contractions in the automotive and housing markets, accompanied by softness in the appliance industry, which caused our sales to decline,” said Clifford D. Nastas, chief executive officer. “As this situation unfolded, we took a number of actions to bring our costs in line with current opportunities. This included significant reductions in both cost of goods sold as well as selling, general and administrative expenses. We restructured the company’s operations, and regrettably needed to reduce both our salaried and hourly workforce by 30 percent. Excluding severance of $1.9 million, these steps saved about $4.4 million during fiscal 2009, and we believe they will allow us to cut more than $7.6 million in annual expenses from our business.”

Lower Sales, Noncash Charges Lead to Wider Loss in Fiscal 2009

Sales of acoustical materials, primarily purchased by automotive manufacturers, were off 16.8 percent to $94.1 million for fiscal 2009, versus $113.2 million in fiscal 2008. These declines are consistent with the production cuts experienced by the company’s largest customers, as North American automotive production reached its lowest level in 20 years. Brake sales growth into Europe and Asia helped offset some of the decrease.

Coated materials—sold mainly to appliance, building product and automotive customers—experienced a 23.7 percent sales decrease, to $92.9 million compared with $121.8 million in fiscal 2008. This resulted from softer housing markets, which negatively affected demand for products sold to appliance and building product customers. In addition, fuel tank sales declined because of the automotive industry downturn.

Gross profit for fiscal 2009 was $11.1 million, down 54.3 percent from $24.3 million in the prior year. As a result, it represented 5.9 percent of sales for the latest year, compared with 10.3 percent in fiscal 2008. Lower product sales and a decrease in scrap metal sales more than offset reductions in overhead spending and quality-related costs, and several positive one-time items.

Selling, general and administrative expenses (SG&A) were $33.9 million, 7.2 percent lower than fiscal 2008’s $36.5 million. The main reasons for the improvement were decreases in spending on professional services, insurance, and information technology, and a reduction in personnel.

The Effect of Unusual Items

Material Sciences experienced a number of unusual items—primarily noncash charges—during the year that affected its financial performance. Selling the Morrisville facility resulted in a $0.9 million charge, which was more than offset by the $5.9 million gain on the sale recorded in the fourth quarter. During that quarter, the company tested the value of its long-lived assets and recorded an $8.1 million asset impairment and noncash charge after determining that the value of certain assets used in production and research and development were not fully recoverable. After determining it was unlikely that the company would be able to use all of its deferred tax assets, Material Sciences recorded a $17.5 million valuation reserve, bringing the balance to $22.5 million, and a noncash charge to tax expense of $7.5 million during the year. In fiscal 2009, Material Sciences incurred restructuring expenses of $2.5 million.

The loss from operations was $27.5 million for the latest fiscal year, compared with a $13.6 million loss a year ago. Other income for the latest year was $1.9 million versus $2.7 million, reflecting reduced foreign currency translation gains and a decline in interest income due to lower interest rates. As a result, the fiscal 2009 net loss was $33.1 million, equal to $2.41 per diluted share, versus a $6.5 million loss, equal to 45 cents per share, a year earlier.

Lower Sales Led to Loss in Fourth Quarter

Net sales for the latest quarter were $24.6 million, off 53.7 percent from $53.1 million for the prior-year period. Acoustical materials accounted for 52 percent of sales, with coated metal providing the remaining 48 percent. Gross profit was a loss of $2.4 million in contrast to a gain of $1.1 million in the fiscal 2008 quarter. SG&A, including unusual items mentioned above, increased to $10.8 million from $10.6 million. This led to a loss from operations of $13.2 million compared with last year’s quarterly loss of $9.4 million. Other expense of $0.2 million compared with $0.4 million of income a year ago. The net loss for the most recent quarter was $25.5 million, equal to $1.87 per diluted share, versus the prior year quarter’s loss of $5.4 million, equal to $0.37 per diluted share.

Financial Condition

Net cash used in operations for fiscal 2009 was $1.8 million compared with cash provided by operations of $12.9 million for the prior year. The latest year’s results reflected lower levels of accounts payable and amounts accrued, partially offset by a decrease in inventory and accounts receivable. The company invested $3.7 million in capital improvement projects versus $6.7 million in fiscal 2008.

The cash balance increased by $2.8 million, and the company ended the year with a cash balance of $10.7 million and no long-term debt.

Fiscal 2010: Focus on What can be Controlled

“While no one claims to have much visibility on conditions in our markets—and how these will affect us in the new fiscal year—there are three things we do know,” said Nastas. “Softness in the U.S. automotive market is expected to continue at least through this year. The Morrisville facility, which we sold in December, contributed $15 million in sales that we will not see in fiscal 2010. And we believe our current financial condition offers sufficient funding to meet our operational and working capital needs for the foreseeable future.

“While our focus this year will continue to be on controlling costs, we also will be looking to the future. In addition to expanding international sales, we will be working to commercialize promising products such as ElectroBrite®, Deco Steel® and Vivacolor®. By watching our costs, further improving operations, and finding opportunities to reach new markets with current and new products, Material Sciences can weather the current downturn and be ready to benefit from improvements in its markets when these arrive,” Nastas concluded.

Conference Call

Material Sciences will host a conference call to share the results of its fourth quarter and full-year fiscal 2009 results on Thursday, May 14, at 9:00 a.m. Central Time. CEO Nastas and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the company’s Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in this release: the recent unprecedented deterioration in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations

(including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and introduction of new products; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in the coil coating industry; shifts in the supply model for its products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the company’s ability to utilize net operating loss carryforwards; Material Sciences’ ability to maintain a stable liquidity trading environment for its common stock, now that this is traded on the over-the-counter bulletin board market; and other factors, risks and uncertainties identified in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission on May 14, 2009, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Consolidated Statements of Operations

Material Sciences Corporation and Subsidiaries

	(Unaudited) Three Months Ended February 28 or 29,		For the Years Ended February 28 or 29,
(In thousands, except per share data)	2009	2008	2009	2008
Net Sales	$24,584	$53,086	$187,026	$234,991
Cost of Sales	27,012	51,977	175,941	210,715

Gross Profit	(2,428)	1,109	11,085	24,276
Selling, General and Administrative Expenses	8,140	9,233	33,888	36,510
Gain on Sale of Morrisville Assets	(5,897)	—	(5,897)	—
Asset Impairment Charges	7,579	1,319	8,092	1,319
Restructuring and Other	929	—	2,511	—

Income (Loss) from Operations	(13,179)	(9,443)	(27,509)	(13,553)

Other (Income) Expense, Net:
Gain on Sale of Marketable Securities	—	—	(841)	—
Interest and Dividend Income, Net	(86)	(114)	(248)	(421)
Equity (Increase) Decrease in Results of Joint Venture	112	(73)	(252)	(330)
Foreign Transaction (Gain) Loss	149	(209)	(308)	(1,741)
Other (Income) Expense, Net	1	(44)	(232)	(240)

Total Other (Income) Expense, Net	176	(440)	(1,881)	(2,732)

Income (Loss) Before Provision (Benefit) for Income Taxes	(13,355)	(9,003)	(25,628)	(10,821)
Provision (Benefit) for Income Taxes	12,161	(3,625)	7,483	(4,357)

Net Income (Loss)	$(25,516)	$(5,378)	$(33,111)	$(6,464)

Basic Net Income (Loss) Per Share	$(1.87)	$(0.37)	$(2.41)	$(0.45)

Diluted Net Income (Loss) Per Share	$(1.87)	$(0.37)	$(2.41)	$(0.45)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	13,643	14,169	13,716	14,358
Dilutive Shares	—	—	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,643	14,169	13,716	14,358

Outstanding Common Stock Options Having No Dilutive Effect	472	175	472	175

Consolidated Balance Sheets

Material Sciences Corporation and Subsidiaries

(In thousands, except share data)	February 28, 2009	February 29, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$10,664	$7,913
Short Term Investment	—	6,933
Receivables, Less Reserves of $2,965 and $3,708, Respectively	13,297	28,547
Income Taxes Receivable	2,567	3,316
Prepaid Expenses	657	744
Inventories:
Raw Materials	11,401	13,177
Finished Goods	13,256	18,634
Deferred Income Taxes	—	3,754
Assets Held for Sale	3,329	3,882
Other Assets	—	180

Total Current Assets	55,171	87,080

Property, Plant and Equipment:
Land and Building	40,499	55,511
Machinery and Equipment	129,301	156,462
Construction in Progress	210	1,869

	170,010	213,842
Accumulated Depreciation	(122,264)	(146,541)

Net Property, Plant and Equipment	47,746	67,301

Other Assets:
Notes Receivable	4,363	—
Investment in Joint Venture	2,288	3,094
Deferred Income Taxes	—	6,608
Other	471	232

Total Other Assets	7,122	9,934

Total Assets	$110,039	$164,315

Liabilities
Current Liabilities:
Accounts Payable	$10,442	$22,513
Accrued Payroll Related Expenses	3,269	4,691
Accrued Expenses	8,284	7,403

Total Current Liabilities	21,995	34,607

Long-term Liabilities:
Pension and Postretirement Liabilities	10,574	9,628
Other	3,250	4,948

Total Long-term Liabilities	13,824	14,576

Commitments and Contingencies	—	—

Shareowners’ Equity
Preferred Stock, $1.00 Par Value; 10,000,000 Shares Authorized; 1,000,000 Designated Series B Junior Participating Preferred; None Issued	—	—
Common Stock, $.02 Par Value; 40,000,000 Shares Authorized; 18,977,364 Shares Issued and 13,605,587 Shares Outstanding as of February 28, 2009, and 19,039,817 Shares Issued and 14,137,566 Shares Outstanding as of February 29, 2008	380	381
Additional Paid-in Capital	79,696	79,491
Treasury Stock at Cost, 5,371,777 Shares as of February 28, 2009, and 4,902,251 Shares as of February 29, 2008	(56,146)	(52,978)
Retained Earnings	55,161	88,272
Accumulated Other Comprehensive Income (Loss)	(4,871)	(34)

Total Shareowners’ Equity	74,220	115,132

Total Liabilities and Shareowners’ Equity	$110,039	$164,315

Consolidated Statements of Cash Flows

Material Sciences Corporation and Subsidiaries

(In thousands)	For the years ended February 28 or 29,
	2009	2008	2007
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(33,111)	$(6,464)	$6,287
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	10,671	11,389	10,919
Gain on Sale of Marketable Securities	(841)	—	—
Gain on Sale of Morrisville Assets	(5,897)	—	—
Non-Cash Loss on Impairment of Fixed Assets	8,092	—	—
Non-Cash Loss on Derivative Instruments	2,206	—	—
Cash Distribution Received from Joint Venture	359	—	—
Change in Provision for Deferred Income Taxes	8,142	(3,799)	36
Compensatory Effect of Stock Plans	189	133	94
Loss on Disposal of Assets	421	50	114
Foreign Currency Transaction Gain	(354)	(1,741)	—
Goodwill Impairment	—	1,319	—
Other, Net	(252)	(329)	(145)
Changes in Assets and Liabilities:
Receivables	15,236	19,938	(11,493)
Income Taxes Receivable	1,042	(1,744)	671
Prepaid Expenses	75	435	74
Inventories	6,251	10,749	(1,890)
Accounts Payable	(11,212)	(17,099)	10,702
Accrued Expenses	(2,461)	663	1,165
Other, Net	(396)	(593)	(1,383)

Net Cash Provided by (Used in) Continuing Operations	(1,840)	12,907	15,151
Net Cash Provided by (Used in) Discontinued Operations	—	—	(613)

Net Cash Provided by (Used in) Operating Activities	(1,840)	12,907	14,538

Investing Activities:
Capital Expenditures	(3,720)	(6,694)	(14,707)
Proceeds from Sale of Marketable Securities	6,727	—	—
Proceeds from Sale of Morrisville Assets	5,000	—	—
Purchases of Short-term investment	—	(131,500)	—
Proceeds from Short-term investment sold	—	125,525	—
Proceeds from Exclusivity Agreement	1,250	—	—
Transfer of Proceeds from Exclusivity Agreement to Escrow	(1,250)	—	—

Net Cash Provided by (Used in) Investing Activities	8,007	(12,669)	(14,707)

Financing Activities:
Purchase of Treasury Stock	(3,168)	(4,221)	(2,229)
Issuance of Common Stock	15	157	424
Excess Tax Benefits From Stock Compensation	—	30	83

Net Cash Provided by (Used in) Financing Activities	(3,153)	(4,034)	(1,722)

Effect of Exchange Rate Changes on Cash	(263)	42	(42)

Net Increase (Decrease) in Cash	2,751	(3,754)	(1,933)
Cash and Cash Equivalents at Beginning of Year	7,913	11,667	13,600

Cash and Cash Equivalents at End of Year	$10,664	$7,913	$11,667

Non-Cash Transactions:
Asset Retirement Obligation Established	$—	$—	$11

Capital Expenditures in Accounts Payable at Year End	$96	$881	$503

Note Received in Sale of Morrisville Assets	$4,654	$—	$—

Supplemental Cash Flow Disclosures:
Interest Paid	$78	$146	$124

Income Taxes Paid	$40	$2,052	$1,529